Exhibit 99.1

Tumi Holdings Announces Financial Results for the Second Quarter 2013

South Plainfield, NJ - August 7, 2013 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the second quarter ended June 30, 2013.
For the second quarter of 2013:

•	Net sales increased 12.9% to $108.2 million from $95.8 million in the second quarter ended June 24, 2012.

•	Total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, increased 4.6% compared to an increase of 8.0% in the second quarter of 2012.

•
Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 3.6%, compared to an increase of 8.4% in the second quarter of 2012. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 1.7%, compared to an increase of 7.2% in the second quarter of 2012.

•
Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 13.3% in local currency, compared to an increase of 16.2% in the second quarter of 2012. Excluding e-commerce sales, Direct-to-Consumer International comparable store sales increased 13.2% in local currency, compared to an increase of 12.5% in the second quarter of 2012. In U.S. dollars, Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 14.7%, compared to an increase of 4.5% in the second quarter of 2012. Excluding e-commerce sales, Direct-to-Consumer International comparable stores sales increased 14.6% in U.S. dollars, compared to an increase of 1.3% in the second quarter of 2012.

•	Gross profit increased 13.9% to $62.3 million from $54.7 million in the second quarter of 2012. Gross margin was 57.6% compared to 57.1% in the second quarter of 2012.

•
Operating income increased 48.4% to $17.9 million, or 16.5% of sales, from $12.0 million in the second quarter of 2012. During the second quarter of 2013, Tumi incurred a $1.5 million ($0.9 million after tax) charge in connection with the early termination of an agreement with its web services provider. Tumi intends to implement an internal web-service function next year. Excluding this one-time charge, operating income for the second quarter of 2013 was $19.4 million, or 17.9% of net sales. During the second quarter of 2012, Tumi paid a $5.5 million ($3.1 million after tax) one-time special bonus to its Chief Executive Officer, President and Director in connection with the successful completion of its IPO. Excluding this one-time special bonus expense, operating income for the second quarter of 2012 was $17.5 million, or 18.3% of net sales.

•
Net income was $11.2 million, or $0.16 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $6.5 million, or $0.10 per diluted share, based on 63.8 million diluted weighted average common shares outstanding in the second quarter of 2012.

•
Excluding the aforementioned early termination charge, net income was $12.1 million, or $0.18 per diluted share. In the second quarter of 2012, net income before preferred dividend expense (non-cash), a non-GAAP financial measure, which excluded a $1.6 million non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests, was $8.1 million, or $0.13 per diluted share. Excluding the aforementioned one-time special bonus expense of $3.1 million after tax, net income before preferred dividend expense (non-cash) and one-time costs was $11.2 million or $0.18 per diluted share in the second quarter of 2012.

•	During the second quarter of 2013, Tumi opened 2 new stores.

•	At June 30, 2013, Tumi operated 119 company-owned stores.

Jerome Griffith, Chief Executive Officer, President and Director, commented, “Our global expansion continued to progress nicely in the second quarter, and we are proud of our year-to-date performance at the halfway point in 2013.  While our domestic store traffic slowed modestly in the second quarter, our new stores, e-commerce business, wholesale volume, and new product initiatives in the women’s and accessories categories all continued to show strong momentum in the quarter.  In our international business, Europe continued to perform very well as did the Middle East and most of Asia.  Looking out to the second half of the year, we have a strong pipeline of store openings in favorable markets.  We continue to make strides in capitalizing on Tumi’s global status as an iconic premium lifestyle brand, and we remain focused on, and confident in, our long-term growth opportunities in 2013 and beyond.”

For the six months ended June 30, 2013:

•	Net sales increased 20.1% to $211.1 million from $175.8 million in the corresponding period of 2012.

•	Gross profit increased 20.2% to $120.3 million, or 57.0% of net sales, from $100.1 million, or 56.9% of net sales, in the corresponding period of 2012.

•
Operating income increased 40.2% to $35.5 million, or 16.8% of net sales, from $25.3 million, or 14.4% of net sales, in the first six months of 2012. Excluding the aforementioned early termination charge, as well as approximately $0.5 million in operating expenses incurred in the first quarter of 2013 in conjunction with the secondary common stock offering completed in April 2013, operating income for the first six months of 2013 was $37.4 million, or 17.7% of net sales. Excluding the aforementioned one-time special bonus of $5.5 million, operating income for the first six months of 2012 was $30.8 million, or 17.5% of net sales.

•
Net income was $21.7 million, or $0.32 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $9.4 million, or $0.16 per diluted share, based on 58.4 million diluted weighted average common shares outstanding in the first six months of 2012.

•
Excluding the aforementioned early termination charge and one-time expense incurred in conjunction with the secondary common stock offering completed in April 2013, net income was $23.0 million, or $0.34 per diluted share. For the corresponding period of 2012, net income before preferred dividend expense (non-cash) was $17.3 million, or $0.30 per diluted share, and before the aforementioned one-time special bonus expense, was $20.4 million, or $0.35 per diluted share.

Balance Sheet Highlights as of June 30, 2013:
Cash and cash equivalents were $25.6 million as of June 30, 2013, compared to $20.8 million as of June 24, 2012. In the second quarter of 2013, the Company used $10.0 million of cash to pay down borrowings under the revolving credit facility. Inventories were $80.7 million, compared to $71.4 million as of June 24, 2012.
Outlook
Tumi maintains positive outlook for the year. For fiscal 2013, net sales are expected to increase between 16% and 18%. This compares to our prior outlook of net sales growth between 18% and 20%. Our estimate assumes a comparable store sales growth for the Direct-to-Consumer North America segment in the mid- to high-single digit range and comparable store sales growth for the Direct-to-Consumer International segment in the high single-digit to low double-digit range. Net income in 2013 is expected to increase between 41% and 52%. Our prior outlook for net income growth was between 53% and 59%, which translated to $0.82 to $0.86 per diluted share. Diluted earnings per share are now expected to be in the range of $0.76 to $0.82 per diluted share. This estimate assumes diluted weighted-average common shares outstanding of approximately 67.9 million at an average weighted GAAP tax rate of about 37.5%.
Our estimates include an anticipated increased marketing investment in the fourth quarter and acceleration of our upfront investment in the second half of 2013 in our website redesign and our transition to a more cost effective and improved web services platform.
Capital expenditures for fiscal 2013 are expected to be in the range of $21.0 million to $26.0 million.

Conference Call
Tumi Holdings, Inc. will host a conference call to discuss second quarter fiscal 2013 financial results today, August 7, 2013, at 4:30 p.m. ET. The general public can access the call by dialing 1-888-895-5479 (domestic) or 1-847-619-6250 (international). The passcode is 35272696. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through August 13, 2013; to access the replay, dial 1-888-843-7419 for domestic callers or 1-630-652-3042 for international callers and enter access code 35272696. The webcast will be accessible on the website for approximately 90 days after the call.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in approximately 200 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Tumi’s current views with respect to, among other things, future events and performance and Tumi’s preliminary estimates for the full year of fiscal 2013. These statements may discuss net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. Tumi generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs or assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include those set forth under “Risk Factors” in Tumi’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 21, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 9, 2013. Forward-looking statements speak only as of the date on which they are made. Tumi expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
	(unaudited)		(unaudited)
Net sales	$108,189	$95,823	$211,114	$175,844
Cost of sales	45,879	41,130	90,791	75,746
Gross margin	62,310	54,693	120,323	100,098
OPERATING EXPENSES
Selling	7,237	6,092	13,606	11,080
Marketing	3,528	3,574	7,028	6,314
Retail operations	24,467	19,187	46,043	36,336
General and administrative	9,220	13,806	18,174	21,058
Total operating expenses	44,452	42,659	84,851	74,788
Operating income	17,858	12,034	35,472	25,310
OTHER INCOME (EXPENSES)
Interest expense	(199)	(350)	(408)	(867)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	(1,606)	—	(7,892)
Earnings from joint venture investment	32	407	487	671
Foreign exchange gains (losses)	12	(684)	(634)	(695)
Other non-operating income (expenses)	16	55	(206)	227
Total other expenses	(139)	(2,178)	(761)	(8,556)
Income before income taxes	17,719	9,856	34,711	16,754
Provision for income taxes	6,525	3,371	12,982	7,372
Net income	$11,194	$6,485	$21,729	$9,382
Weighted average common shares outstanding:
Basic	67,866,667	63,838,736	67,866,667	58,380,136
Diluted	67,868,475	63,838,825	67,868,134	58,380,182
Basic earnings per common share	$0.16	$0.10	$0.32	$0.16
Diluted earnings per common share	$0.16	$0.10	$0.32	$0.16

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,644	$36,737
Accounts receivable, less allowance for doubtful accounts of approximately $467 and $340 at June 30, 2013 and December 31, 2012, respectively	27,502	21,405
Other receivables	1,517	1,666
Inventories	80,739	70,866
Prepaid expenses and other current assets	5,676	3,233
Prepaid income taxes	1,926	384
Deferred tax assets, current	3,851	3,851
Total current assets	146,855	138,142
Property, plant and equipment, net	50,641	47,004
Deferred tax assets, noncurrent	2,158	2,158
Joint venture investment	2,975	2,718
Goodwill	142,773	142,773
Intangible assets, net	130,809	130,946
Deferred financing costs, net of accumulated amortization of $2,840 and $2,758 at June 30, 2013 and December 31, 2012, respectively	619	701
Other assets	6,049	4,799
Total assets	$482,879	$469,241

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$42,174	$27,366
Accrued expenses	27,487	29,503
Total current liabilities	69,661	56,869
Revolving credit facility	23,000	45,000
Other long-term liabilities	7,467	7,271
Deferred tax liabilities	49,016	49,016
Total liabilities	149,144	158,156
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 shares issued and 67,866,667 shares outstanding as of June 30, 2013 and December 31, 2012	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of June 30, 2013 and December 31, 2012	—	—
Additional paid-in capital	309,649	308,545
Treasury stock, at cost	(4,874)	(4,874)
Retained earnings	28,895	7,166
Accumulated other comprehensive loss	(616)	(433)
Total stockholders’ equity	333,735	311,085
Total liabilities and stockholders’ equity	$482,879	$469,241

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended June 30, 2013
Net sales	$48,186	$5,067	$24,171	$30,765	$—	$108,189
Operating income (loss)	$14,515	$538	$8,762	$9,488	$(15,445)	$17,858
Depreciation and amortization	$1,674	$255	$284	$856	$396	$3,465
Three Months Ended June 24, 2012
Net sales	$41,914	$3,896	$23,639	$26,374	$—	$95,823
Operating income (loss)	$13,556	$(107)	$8,626	$8,230	$(18,271)	$12,034
Depreciation and amortization	$1,442	$190	$212	$523	$320	$2,687
Six Months Ended June 30, 2013
Net sales	$92,350	$9,341	$45,537	$63,886	$—	$211,114
Operating income (loss)	$26,349	$638	$16,833	$19,942	$(28,290)	$35,472
Depreciation and amortization	$3,321	$506	$518	$1,693	$826	$6,864
Six Months Ended June 24, 2012
Net sales	$76,302	$7,125	$40,695	$51,722	$—	$175,844
Operating income (loss)	$22,811	$(397)	$15,118	$16,324	$(28,546)	$25,310
Depreciation and amortization	$2,784	$419	$381	$1,076	$636	$5,296

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to
Net Income Before Preferred Dividend Expense (Non-Cash) and One-Time Costs
(In millions)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net income	$11.2	$6.5	$21.7	$9.4
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	1.6	—	7.9
One-time special bonus to Tumi’s Chief Executive Officer, President and Director in connection with Tumi’s April 2012 initial public offering (after-tax)	—	3.1	—	3.1
One-time operating expenses in conjunction with secondary common stock offerings (after-tax)	—	—	0.3	—
One-time operating expense charged in connection with the early termination of an agreement with Tumi’s web service provider	0.9	—	0.9	—
Net income before preferred dividend expense (non-cash) and one-time costs[1]	$12.1	$11.2	$23.0	$20.4
______________________________
1 Totals may not foot due to rounding

Non-GAAP Financial Measure
Net income before preferred dividend expense (non-cash) and one-time costs is a non-GAAP financial measure and is defined as net income plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests and other one-time costs, such as the one-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013 of $0.3 million (after-tax). Net income before preferred dividend expense (non-cash) and one-time costs is an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and is a key measure used to evaluate profitability and operating performance. Net income before preferred dividend expense (non-cash) and one-time costs provides investors and other users of Tumi’s financial information, when viewed in conjunction with its condensed consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses this metric in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on this measure as Tumi’s only measure of operating performance. Net income before preferred dividend expense (non-cash) and one-time costs should not be viewed as a substitute for net income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2011 will not impact the comparable store comparison until January 1, 2013.

Source: Tumi Holdings, Inc.
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ICR, Inc.
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or
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